Exhibit 1.2

MEDIUM TERM NOTES, SERIES A

WARRANTS
AND OTHER SECURITIES OF BARCLAYS BANK PLC

Agency Agreement

March 9, 2009

Ladies and Gentlemen:

1.             General.  You, the undersigned, UBS Financial Services Inc. (“you” or the “Agent”), understand that Barclays Bank PLC, a public limited company organized under the laws of England and Wales (“we”, “us” or the “Issuer”), is entering into this Agency Agreement (“Agreement”) in counterparts with you to act as placement agent in connection with offerings of securities of the Issuer.  Such offerings include, without limitation, offerings made pursuant to the Amended and Restated Distribution Agreement, dated February 10, 2009 (the “Distribution Agreement”), between the Issuer and Barclays Capital Inc., as may be amended from time-to-time, relating to the Issuer’s Medium-Term Notes, Series A (the “Notes”) and certain warrants (“Warrants” and together with the Notes, the “Securities”).  The Notes will be issued pursuant to an Indenture dated as of September 16, 2004, between the Issuer and Bank of New York, as trustee (the “Trustee”) (as may be supplemented or amended from time to time, the “Note Indenture”).  The Warrants will be issued under the Warrant Indenture (as it may be amended or supplemented from time to time, the “Warrant Indenture”) to be entered into between the Issuer and the Trustee, or under one or more separate warrant agreements (each, a “Warrant Agreement”) between the Issuer and one or more institutions, as warrant agent, each identified in such Warrant Agreement (each, a “Warrant Agent”). The term “Manager” herein means Barclays Capital Inc. acting in such capacity as lead agent.

At or prior to the time of an offering, the Manager will advise you, to the extent applicable, by wire, facsimile, electronic data transmission or other written communication (“Wire”) as to the expected offering date, the expected closing date, the initial public offering price, the interest or dividend rate (or the method by which such rate is to be determined), the conversion price, if applicable, the gross fee, the underwriting and management fee or placement fee, the selling concession, the reallowance, the time of release of securities for sale to the public, the time at which subscription books will be opened, the amount, if any, of securities reserved for purchase by your customers, the period of such reservation and the amount of securities to be allotted to your customers, and stating that the purchase in an offering of securities will become effective following our receipt of your acceptance on behalf of your customers.  Each offering will be conducted in the manner as may be agreed between you and the Issuer.  If you have not previously executed this Agreement, by the purchase by customers for which you have acted as Agent in an offering covered by this Agreement you shall be deemed to be a signatory hereof with respect to such offering.

The securities to be purchased in any offering of securities in which you agree to participate as an agent pursuant to this Agreement, including any guarantees relating to such securities or any other securities into which such securities are convertible or for which such securities are exercisable or exchangeable and any securities that may be purchased upon exercise of an over allotment option, are hereinafter referred to as the “Securities”.

The following provisions of this Agreement shall apply separately to each individual offering of Securities.

2.             Allotments.  The purchase of Securities by your customers will be made on the basis of a reservation of Securities and an allotment against subscriptions.  Any application for additional Securities will be subject to rejection in whole or in part.  Subscription books may be closed by us at any time in our discretion without notice and the right is reserved to reject any subscription in whole or in part.

You will make reasonable efforts to obtain performance by each purchaser of Securities for whom you are acting as agent, but you will not have any liability to the Issuer in the event any such purchase is not consummated for any reason.

3.             Offering Materials.  (a) You understand that registration of the offer and sale of the Securities is required under the Securities Act of 1933, as amended (the “1933 Act”).  In connection with any offering of Securities, we or our affiliate shall make available to you at our expense such numbers of copies of the Time of Sale Information and of the Prospectus (in each case as defined below and other than information incorporated by reference therein) as you may reasonably request for the purposes of the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the applicable rules and regulations thereunder.  You represent and warrant that you are familiar with Rule 173 under the 1933 Act, as well as Rule 15c2-8 (or any successor provision) under the 1934 Act and agree that you will comply with the requirements of each Rule.

“Preliminary Prospectus” means any preliminary pricing supplement relating to an offering of Securities filed or to be filed under Rule 424 of the 1933 Act, together with the prospectus supplement (including any “product” supplements) and prospectus relating to the Securities.

“Prospectus” means the final pricing supplement relating to an offering of Securities filed or to be filed under Rule 424 of the 1933 Act, together with the prospectus supplement (including any “product” supplements) and prospectus relating to the Securities.

“Free writing prospectus” has the meaning set forth in Rule 405 under the 1933 Act and “Permitted Free Writing Prospectus” means (i) a free writing prospectus authorized for use by the Issuer in connection with an offering of Securities that has been filed with the Securities and Exchange Commission (the “Commission” or “SEC”) in accordance with Rule 433(d) of the 1933 Act; (ii) a free writing prospectus containing a description of terms of the Securities that (1) does not reflect the final terms and (2) is exempt from the filing requirement pursuant to Rule 433(d)(5)(i) under the 1933 Act; or (iii) a free writing prospectus that (1) does not contain substantive changes from or additions to a free writing prospectus previously filed with the Commission and (2) is exempt from the filing requirement pursuant to Rule 433(d)(3) under the 1933 Act.

“Time of Sale” means, with respect to each offering of Securities, the time that is after the time of acceptance by us of an offer for the purchase of such Securities pursuant to this Agreement or the time of agreement to sell such Securities to you pursuant to, and as stated in, the applicable Terms Agreement, as the case may be.

“Time of Sale Information” means the Preliminary Prospectus together with each Permitted Free Writing Prospectus, if any, in connection with sales of a particular issue of Securities, considered together as of the Time of Sale.

(b)           You agree that you will not use, authorize use of, refer to, or participate in the planning for use of any written communication (as defined in Rule 405 under the 1933 Act) concerning the Issuer or any offering of Securities (including without limitation any free writing prospectus and any information furnished by any issuer of the Securities but not incorporated by reference into the Preliminary Prospectus or Prospectus) other than: (i) any Preliminary Prospectus or Prospectus; (ii) any Permitted Free Writing Prospectus; (iii) a free writing prospectus that would not constitute an “issuer free writing prospectus” as such term is defined in Rule 433(h)(1) under the 1933 Act, including any free writing prospectus required to be filed with the SEC pursuant to Rule 433(d)(1)(ii) under the 1933 Act; or (iv) any communications that comply with Rule 134 or Rule 135 under the 1933 Act, which communication is furnished to you by the Issuer or Manager.

(c)           You represent and agree that any Time of Sale Information made available to you by the Issuer or the Manager in connection with an offering of Securities, if not publicly available on the SEC’s website, will be conveyed to each person to whom you sell or deliver Securities prior to entering into a contract of sale with such person, agree to make a record of your distribution of such Time of Sale Information and agree, once furnished with copies of any revised Preliminary Prospectus or Permitted Free Writing Prospectus or a new Permitted Free Writing Prospectus revising or supplementing the terms of the Preliminary Prospectus or a previous Permitted Free Writing Prospectus, if not publicly available on the SEC’s website, to promptly forward copies thereof to each person to whom you have theretofore distributed a Preliminary Prospectus or Permitted Free Writing Prospectus prior to entering into any contract of sale with such person.

(d)           The Issuer will, whether or not any sale of Securities is consummated, pay all expenses incident to the performance of its obligations under this Agreement and any Terms Agreement, including: (i) the preparation and filing of the Registration Statement, the Prospectus and all amendments and supplements thereto, and Time of Sale Information, (ii) the preparation, issuance and delivery of the Securities, (iii) the fees and disbursements of the Issuer’s counsel and accountants and of the Trustee and its counsel, (iv) the qualification of the Securities under securities or Blue Sky laws in accordance with the provisions of this Agreement, including filing fees and the fees and disbursements of your counsel in connection therewith and in connection with the preparation of any Blue Sky or Legal Investment Memoranda, (v) the printing and delivery to you in quantities as hereinabove stated of copies of the Registration Statement and all amendments thereto, of the Prospectus and any amendments or supplements thereto, and the Time of Sale Information (vi) the printing and delivery to you of copies of, in the case of Notes, the Note Indenture and, in the case of Warrants, the Warrant Indenture or the relevant Warrant Agreement, as applicable, and any Blue Sky or Legal Investment Memoranda, (vii) any fees charged by rating agencies for the rating of the Notes or Warrants, if applicable, and (viii) the fees and expenses, if any, incurred with respect to any filing with the the Financial Industry Regulatory Authority (“FINRA”).

4.             Offering of the Securities.

(a)           Subject to the terms and conditions set forth herein and to the reservation by the Issuer of the right to (i) sell Securities directly on its own behalf at any time and to any person, (ii) cause additional agents to enter into similar agreements from time to time, (iii) sell Securities to any agent, acting as principal, for its own account or for resale to one or more investors or to another broker-dealer, acting as principal, for purpose of resale, and (iv) accept offers to purchase Securities through other agents on substantially the same terms and conditions as would apply to you, we hereby appoint you our agent for the purpose of soliciting and receiving offers to purchase Securities on our behalf.

(c)           On the basis of the representations and warranties and subject to the terms and conditions set forth herein, you agree to use reasonable efforts to solicit and receive offers to purchase Securities or place Securities upon the terms and conditions set forth in the Preliminary Prospectus or Time of Sale Information as then amended or supplemented.

(d)           The Issuer reserves the right, in its sole discretion, to suspend, at any time and for any period, the solicitation of offers to purchase Securities.  Upon receipt of any notice of such suspension from the Issuer, the Agent shall as soon as possible, but in no event later than one business day in New York City after receipt of such notice, suspend its solicitation of offers to purchase Securities until the Issuer shall have advised the Agent that such solicitation may be resumed.

(e)           You shall promptly communicate to the Issuer, orally or in writing, each offer to purchase Securities received by you, other than offers rejected by you pursuant to the next sentence.  You shall have the right, in your discretion reasonably exercised, to reject as unreasonable any offer to purchase Securities received by you and no such rejection shall be deemed a breach of your obligations hereunder.  We shall have the sole right to accept offers to purchase Securities and may, in our sole discretion, reject any offer in whole or in part.

(f)            The offering of the Securities is made subject to the conditions referred to in the Prospectus and to the terms and conditions set forth in this Agreement and any Wire.  After the public offering of the Securities has commenced, the Issuer may change the public offering price, the selling concession, the reallowance to dealers and the placement fee to brokers and agents.  To the extent that any of the foregoing changes affect you, we will notify you promptly.  Any of the Securities offered by you pursuant to this Agreement are to be offered, subject to their receipt and acceptance by the Manager to the public at the initial public offering price, subject to the terms of this Agreement and the Prospectus.

(g)           The Securities shall not be offered or sold by you to any dealer, other than your affiliates.

(h)           If required under applicable law, a single transfer tax upon the sale of the Securities by the Issuer to your customers will be paid by us when such Securities are delivered to your customers.  However, your customers shall be liable for and pay any other transfer tax, withholding or any other taxes they may incur or are otherwise payable in connection with a purchase, holding, disposition or redemption of the Securities.

(i)            Unless otherwise agreed between you and us, for each offering of Securities (i) the delivery of the Securities shall be made against payment for those Securities on the third business days after the “pricing” or “trade” date and (ii) the final payment or delivery in respect of the Securities shall be made on the third business day after the “final valuation date”, “final observation date” or “final averaging date” as such terms are defined in the applicable Prospectus.

(j)            Subsequent to the initial offering of the Securities and for so long as the Securities remain outstanding, we agree that, absent a market disruption event as such term is defined in the applicable Prospectus, we will purchase any Securities in the open market from your customers at our published bid price for amounts up to, in the case of Notes, $100,000 and, in the case of Warrants, a certain limit as agreed to by the parties hereto or, if intraday, at the price quoted by us to you for any aggregate amount you request.

(k)           Purchases as Principal.  Each sale of Securities to you as principal shall be made in accordance with the terms of this Agreement.  In connection with each such sale, the Issuer will enter into a Terms Agreement that will provide for the sale of such Securities to and the purchase thereof by you.  Each Terms Agreement will take the form of either (i) a written agreement, the form of which will be agreed upon between you and the Issuer (a “Written Terms Agreement”), or (ii) an oral agreement between you and the Issuer confirmed in writing by either you to the Issuer or the Issuer to you.

Your commitment to purchase Securities as principal pursuant to a Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Issuer herein contained and shall be subject to the terms and conditions herein set forth.  Each Terms Agreement relating to the Securities shall specify the amount of Securities to be purchased by you pursuant thereto, the price to be paid to the Issuer for such Securities, and any other terms of such Securities.

Each Terms Agreement shall specify the time and place of delivery of and payment for such Securities, as the case may be.  Unless otherwise specified in a Terms Agreement, the procedural details relating to the issue and delivery of Securities purchased by you as principal and the payment therefor shall be agreed upon by the parties hereto.  Each date of delivery of and payment for Securities to be purchased by you as principal pursuant to a Terms Agreement, as the case may be, is referred to herein as a “Settlement Date.”

5.             Stabilization and Over Allotment.  One or more of our affiliates may, with respect to any offering of Securities, be authorized to over allot, to purchase and sell Securities for long or short account and to stabilize or maintain the market price of the Securities.  You agree that upon our request at any time and from time to time prior to the termination of the effectiveness of this Agreement with respect to an offering of Securities, you will report the amount of Securities purchased by your customers.

6.             Legal Responsibility.  (a) The Issuer, as such, shall have full authority to take such action as it deems advisable in all matters pertaining to the offering of the Securities or arising under this Agreement.

(b)           After each offering of Securities and for so long as the Securities remain outstanding, the Issuer, through the Manager, shall use reasonable efforts to provide information, including publication on each business day of bid and mid-offer prices with a spread of no more than 1.0%, to assist you in obtaining timely pricing information concerning the Securities for which you act as agent.

7.             Your Representations to Us.  Each and every time you act as agent in connection with the sale of any of the Securities to one of your customers, you represent and warrant as follows:

(a)           You maintain and enforce policies designed to ensure compliance with all applicable federal, state or local laws, rules or regulations (or rules of any self-regulatory organization) relating to maintenance of information and the suitability of the Securities for purchase by that customer.

(b)           You maintain and enforce policies designed to ensure compliance with all applicable provisions of the Employee Retirement Income Security Act, as amended by the Pension Protection Act of 2006 (“ERISA”), and the rules and regulations of the Department of Labor.

(c)           You maintain and enforce policies designed to ensure compliance with all applicable laws, rules and regulations, including the provisions of the 1933 Act and the 1934 Act and the rules and regulations of the Commission thereunder, the rules and regulations of any securities exchange having jurisdiction over the offering and the laws, rules and regulations of any applicable regulatory body.

(d)           You further represent and agree that you have implemented and currently maintain (and shall maintain for so long as you are a party to this Agreement) an anti-money laundering (“AML”) program (including, without limitation, an effective customer identification program) that satisfies the requirements of (i) Section 326 of the USA PATRIOT Act (Pub. L. 107-56) and the regulations promulgated thereunder and (ii) all applicable federal, state or local laws, rules or  regulations of its own jurisdiction including but not limited to, where applicable, the Bank Secrecy Act (as amended by the USA PATRIOT Act of 2001 (the “Act”)). You further represent that you will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, including the Bank Secrecy Act, to which it may become subject.

(e)           In the event you receive notice that the Prospectus relating to an offering is being amended by the Issuer, you shall either await receipt of the amended Prospectus before providing the same to customers, or if a Prospectus has previously been provided to your customers, provide the amended Prospectus to your customers immediately upon receipt thereof from the Issuer.

(f)            The information contained in any Permitted Free Writing Prospectus prepared by you in connection with any offering of Securities, and authorized by us, will be consistent in all material respects with our previous filings with the SEC, including but not limited to “issuer free writing prospectuses” as that term is defined in Rule 433(h)(1) under the 1933 Act and prospectuses filed pursuant to Rule 424 under the 1933 Act.

8.             Our Representations and Undertakings to You.  Each and every time (1) you solicit offers to purchase Securities at our instruction, and (2) we accept an offer from you to purchase Securities pursuant to this Agreement, we represent and warrant as follows:

(a)   A registration statement on Form F-3 (File No. 333-126811) in respect of the Securities has been filed with the SEC; such registration statement and any post-effective amendments thereto, each in the form heretofore delivered or to be delivered to you, excluding exhibits to such registration statement, but including all documents incorporated by reference in the prospectus contained in the registration statement, have been declared effective by the SEC in such form and no stop order suspending the effectiveness of such registration statement has been issued and no proceeding for that purpose has been initiated or threatened by the SEC;  the various parts of such registration statement, any post-effective amendments thereto and the registration statement filed pursuant to Rule 462(b) of the 1933 Act, if any, including all exhibits thereto and the documents incorporated by reference in the prospectus contained in the latest registration statement at the time such latest registration statement became effective but excluding all Forms T-1, each as amended at the time such part of the registration statement became effective or such part of the registration statement filed pursuant to Rule 462(b) of the Act, if any, became or hereafter becomes effective, are hereinafter collectively called the “Registration Statement”

(b)   The Securities have been duly authorized and, when the Securities are issued and delivered against payment therefor pursuant to this Agreement and any Terms Agreement relating to such Securities, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Issuer entitled to the benefits provided by, in the case of Notes, the Note Indenture, and in the case of Warrants, the Warrant Indenture or the relevant Warrant Agreement, as applicable, each of which will be substantially in the form filed as an exhibit to the Registration Statement; the Note Indenture, Warrant Indenture and each Warrant Agreement has been duly authorized by the Issuer and, in the case of Note Indenture and Warrant Indenture, is duly qualified under the Trust Indenture Act of 1939, a amended (the “Trust Indenture Act”), has been duly executed and delivered by the Issuer and, assuming due authorization, execution and delivery thereof by the Trustee or Warrant Agent, as applicable, constitutes a valid and legally binding instrument of the Issuer enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally or by general equity principles; the Note Indenture, Warrant Indenture and each Warrant Agreement conforms, and the Securities will conform, to the descriptions thereof set forth in the Prospectus or the Prospectus as amended or supplemented relating to such Securities.

(c)   The Registration Statement and the Prospectus conform, and any amendments or supplements thereto, when they become effective or are filed with the SEC, as the case may be, will conform, in all material respects to the requirements of the Act and, in the case of an offering of Notes or Warrants issued under the Warrant Indenture, the Trust Indenture Act and the rules and regulations of the SEC thereunder, and the Registration Statement and the Prospectus did not, when they became effective or were so filed, as the case may be, and any amendments or supplements thereto will not, when they become effective or are so filed, as the case may be, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Issuer by you expressly for use in the Prospectus as amended or supplemented or any Preliminary Prospectus relating to such Securities;

(d)   If at any time prior to the time the Prospectus is filed with the SEC, any event occurred or occurs as a result of which the Time of Sale Information included or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Issuer will give prompt notice thereof to you and, if requested by you, will prepare Time of Sale Information as amended or supplemented which will correct such untrue statement or omission;

(e)   Since the respective dates as of which information is given in the Registration Statement, the Preliminary Prospectus and the Prospectus, as amended or supplemented, there has not been, otherwise than as set forth or contemplated in the Statutory Prospectus, the Preliminary Prospectus and the Prospectus as amended or supplemented, any material adverse change in or affecting the business, financial condition, shareholders’ equity or results of operations of the Issuer and its subsidiaries on a consolidated basis;

(f)    The Issuer will not accept offers to purchase Securities from you during any period when the Issuer shall have (a) been advised by either Moody’s Investors Services, Inc. or Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., that such organization has determined to downgrade the rating of the Securities and such downgrade shall not yet have been publicly announced or (b) received any notice of any intended or potential downgrading, in the long-term senior unsecured debt rating accorded the Issuer by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the 1933 Act;

(g)   PricewaterhouseCoopers LLP, who have certified certain financial statements of the Issuer and its subsidiaries incorporated by reference in the Prospectus, are independent public accountants as required by the Act and the rules and regulations of the Commission thereunder; and

(h)   There are no legal or governmental proceedings pending to which the Issuer or any of its subsidiaries is a party or of which any property of the Issuer or any of its subsidiaries is the subject, other than as set forth in the Registration Statement, the Preliminary Prospectus and the Prospectus as amended or supplemented and other than litigation or proceedings which in each case will not have a material adverse effect on the business, financial condition, shareholders’ equity or results of operations of the Issuer and its subsidiaries on a consolidated basis; and, to the best of the Issuer’s knowledge, no such litigation or proceedings are threatened or contemplated by governmental authorities or threatened by others.

Each and every time we accept an offer from you to purchase Securities pursuant to this Agreement, we undertake to advise you (i) promptly after you receive notice thereof, of the time when the Registration Statement, or any amendment thereto, has been filed with the SEC or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed with the SEC and (ii) as soon as practicable after we receive notice thereof, of the issuance by the SEC of any stop order or of any order preventing or suspending the use of the Registration Statement and, in the event of the issuance of any stop order or of any order preventing or suspending the use of the Registration Statement, to use promptly our best efforts to obtain the withdrawal of such order.

The Issuer also acknowledges and agrees that (i) the purchase and sale of Securities pursuant to the Agreement, including the determination of the price for the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Issuer, on the one hand, and you, on the other hand, (ii) in connection therewith and with the process leading to such transaction, you are acting solely as a principal and not the agent (except to the extent explicitly set forth herein) or fiduciary of the Issuer or any of its affiliates, (iii) you have not assumed any advisory or fiduciary responsibility in favor of the Issuer or any of its affiliates with respect to the offering of Securities contemplated by the Agreement or the process leading thereto (irrespective of whether you have advised or are currently advising the Issuer or any of its affiliates on other matters) or any other obligation to the Issuer or any of its affiliates with respect to any offering of Securities except the obligations explicitly set forth in the Agreement, (iv) you and your affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer and its affiliates, and (v) you have not provided any legal, accounting, regulator or tax advice with respect to the transactions contemplated by the Agreement, and the Issuer has consulted its own legal and financial advisors to the extent it deemed appropriate.

9.             Opinions and Comfort Letters.  Subject to the restrictions below, the Issuer agrees that it shall provide you with the following: (i) prior to the initial issuance and delivery of Securities, and (ii) as soon as is reasonably practicable following each filing by the Issuer with the Commission of the Issuer’s annual report on Form 20-F and half-year results as filed on Form 6-K and incorporated by reference into the Registration Statement:

(a)           A letter dated on or around such filing with the Commission, of U.S. counsel to the Issuer in such counsel’s customary form to the effect that, based upon such counsel’s review of the

Registration Statement and accompanying base prospectus, together with the prospectus supplement, relating to the Securities and other relevant due diligence: (A) each part of the Registration Statement, when such part become effective, appeared on its face to be appropriately responsive, in all material respects relevant to the offering of the Securities, to the requirements of the 1933 Act, the Trust Indenture Act in the case of an offering of Notes or Warrants issued under the Warrant Indenture and the applicable rules and regulations of the Commission thereunder, and (B) nothing that came to the attention of such counsel in the course of their review has caused them to believe that, insofar as relevant to the offering of such Securities, any part of the Registration Statement, including all documents incorporated by reference therein, when such part became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the accompanying base prospectus, as supplemented by the prospectus supplement relating to the Securities, as of the date of the respective date  of the filing of the Issuer’s Annual Report on Form 20-F or half-year results on Form 6-K with the Securities and Exchange Commission, as the case may be, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Such letter may include customary qualifications, and such counsel need not express any opinion or belief as to the financial statements or other financial data derived from accounting records contained in the Registration Statement or such prospectus or as to the statement of eligibility of the Trustee under, in the case of Notes, the Note Indenture and, in the case of Warrants issued under the Warrant Indenture, the Warrant Indenture.

(b)           One letter from PricewaterhouseCoopers LLP (“PWC”), dated on or around such filing with the Commission, in PWC’s customary form conforming to the requirements of Statement on Auditing Standards No. 72 (or any successor standard) and containing statements and information of the type ordinarily included in accountants’ “comfort letters” concerning the financial statements and certain financial information derived from accounting records of the Issuer contained in, or incorporated by reference into, the Registration Statement and the prospectus relating to the Securities and in form and substance reasonably satisfactory to you.

Notwithstanding the foregoing, the Issuer may postpone the delivery of the opinion and letters referred to above if, in the judgment of the Issuer, the existence of a pending corporate transaction, matter or other exceptional event that has not yet been publicly disclosed, makes it impracticable or non-prudent to deliver such documents at the appointed time.  In such event, the Issuer agrees to deliver such documents as soon as reasonably practicable after such corporate transaction, matter or other exceptional event has been publicly disclosed or abandoned.

You acknowledge and agree that, insofar as the letters and opinion referred to in subsections (a) and (b) of this Section, or any subsequently delivered documents in substantially the same form, are concerned, such letters and opinions may not be quoted, referred to or furnished to any purchaser or prospective purchaser of any Securities and may not be used in furtherance of the offer or sale of any Securities.

10.          Conditions of the Obligations of the Agent.  Your obligation under any Terms Agreement will be subject, in your reasonable discretion, to the condition that all representations and warranties and other statements of the Issuer herein are, at and as of such time of delivery of the Securities, true and correct, the condition that the Issuer shall have performed all of its obligations hereunder theretofore to be performed, and, except as otherwise provided in the applicable Terms Agreement, the following additional conditions:

(a)           Between the Time of Sale and at or prior to the time of delivery of the Securities:

(i)            there shall not have occurred any change, or any development involving a prospective change, in the business, financial condition, shareholders’ equity or results of operations of the Issuer and its subsidiaries on a consolidated basis, taken as a whole, from that set forth in the Prospectus or Time of Sale Information, as amended or supplemented, and the effect of which is, in your judgment after consultation with the Issuer,  so material and adverse  as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities on the terms and in the manner contemplated by the Time of Sale Information and the Prospectus, in each case as so amended or supplemented;

(ii)           there shall not have occurred any of the following: (a) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the London Stock Exchange; (b) a general moratorium on commercial banking activities in New York declared by either U.S. federal or New York state authorities or a general moratorium on commercial banking activities in the United Kingdom declared by authorities in the United Kingdom; and (c) the United States or the United Kingdom shall have become engaged in hostilities which have resulted in the declaration of a national emergency or war the effect of which, in the case of (i), (ii) or (iii), in your judgment after consultation with the Issuer,   makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities by you on the terms and in the manner contemplated in the   Time of Sale Information and the Prospectus, in each case as so amended or supplemented;

(iii)          Each Issuer Free Writing Prospectus shall have been filed by the Issuer with the SEC to the extent required by Rule 433 under the Securities Act and the Prospectus as amended or supplemented shall have been filed with the SEC pursuant to Rule 424(b) within the applicable time period prescribed for such filing by the rules and regulations of the SEC under the Securities Act; and

(iv)          there shall not have occurred any downgrading in the rating accorded the Issuer’s long-term senior unsecured debt by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation and neither such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any such debt;

except, in each case described in subsection (i), (ii) or (iv) above, as disclosed to you in writing by the Issuer prior to the Time of Sale or (B) the relevant event shall have occurred and been known to you prior to  the Time of Sale.

(b)           On the Commencement Date you shall have received an opinion, dated as of such date, of Sullivan & Cromwell, special U.S. counsel to the Issuer, the form of which is attached with Schedule I.

11.          Compliance with Regulation M.  Unless the Securities are “exempted securities” as defined in Section 3(a)(12) of the 1934 Act, you represent that, at all times since you were invited to participate in the offering of the Securities, you have complied with the provisions of Regulation M applicable to such offering, in each case as interpreted by the Commission and after giving effect to any applicable exemptions.  If you have been notified in a Wire that we may conduct passive market making in compliance with Rule 103 of Regulation M in connection with the offering of the Securities, you represent that, at all times since your receipt of such Wire, you have complied with the provisions of such Rule applicable to such offering, as interpreted by the Commission and after giving effect to any applicable exemptions.

12.          Net Capital.  You represent that the incurrence by you of your obligations hereunder in connection with the offering of the Securities will not place you in violation of Rule 15c3-1 under the 1934 Act, if such requirements are applicable to you, or, if you are a financial institution subject to regulation by the Board of Governors of the Federal Reserve System, the Comptroller of the Currency or the Federal Deposit Insurance Corporation, will not place you in violation of the capital requirements of such regulator or any other regulator to which you are subject.

13.          Payment and Delivery.  (a) You agree that Securities purchased by you pursuant to this Agreement shall be paid for in an amount equal to the initial public offering price thereof.  The placement fees, based on market conditions and other factors in existence at the time of each sale, which shall be subject to negotiation between us and you and shall be disclosed in the Prospectus relating to each offering of Securities, will be payable monthly in arrears and may be waived by you.  Unless otherwise agreed by the parties, placement fees will be paid on the fifth business day of each month, for all placement fees earned by you in connection with the Securities with a pricing/trade date during the prior calendar month.  Payment shall be made in the manner and type of funds or currency specified in the Manager’s written payment instructions to you or your written payment instructions to the Manager.

(b)       If transactions in the Securities are to be settled through the facilities of The Depositary Trust Company (“DTC”) or any other depository or similar facility, if you are a member, the Manager is authorized, in its discretion, to make appropriate arrangements for payment in same day funds and/or delivery through DTC’s facilities of the Securities to be delivered to you for purchase by your customers, or, if you are not a member, settlement may be made through a correspondent that is a member pursuant to your timely instructions.

14.          Termination.  (a) The terms and conditions set forth in (i) Section 4(e), and (ii) the second sentence of Section 5 (collectively, the “offering provisions”) will terminate with respect to each offering of Securities pursuant to this Agreement at the close of business on the 45th day after the date of the initial public offering of such Securities or at the close of business on the day of the closing of the purchase of the Securities by any underwriter pursuant to an underwriting agreement, whichever is later, unless in either such case the effectiveness of such offering provisions is extended by the Manager for a further period not exceeding 30 days or, in its discretion and whether or not extended, sooner terminated as hereinafter provided.  The Manager may terminate such offering provisions at any time by notice to you to the effect that the offering provisions of this Agreement are terminated.  All other provisions of the Agreement shall remain operative and in full force and effect with respect to such offering.

(b)           This Agreement may be terminated by either party hereto upon 30 business days’ written notice to the other party; provided, however, that with respect to any particular offering of Securities, if the Manager receives any such notice from you after the Manager has advised you of the amount of Securities allotted to you, this Agreement shall remain in full force and effect as to such offering and shall terminate with respect to such offering and all previous offerings only in accordance with and to the extent provided in subsection (a) of this Section.

15.          Indemnification.  (a)           The Issuer will indemnify and hold you harmless against any losses, claims, damages or liabilities, joint or several, to which you may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Preliminary Prospectus, the Prospectus or any issuer free writing prospectus or free writing prospectus furnished by the Manager relating to the Securities, each as amended or supplemented, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that neither the Issuer nor any affiliate thereof (including the Manager) shall be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Preliminary Prospectus, the Prospectus, the Prospectus as amended or supplemented and any issuer free writing prospectus or free writing prospectus furnished by Manager relating to the Securities or any such amendment or supplement, in reliance upon and in conformity with written information furnished to the Issuer or the Manager by you expressly for use therein, and provided, further, that we shall not be liable to you under the indemnity agreement in this subsection with respect to any Preliminary Prospectus, Prospectus or free writing prospectus to the extent that any such loss, claim, damage or liability solely results from the fact that you sold Securities to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the Prospectus or of the Prospectus as then amended or supplemented, including a copy of any document incorporated by reference therein and required to be delivered therewith, if we have previously furnished copies thereof to you.

(b)           You will indemnify and hold the Issuer harmless against (i) any losses, claims, damages or liabilities, joint or several, to which the Issuer may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Preliminary Prospectus, the Prospectus, any issuer free writing prospectus or any other prospectus relating to the Securities, each as amended or supplemented, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Preliminary Prospectus, the Prospectus, as amended or supplemented, any issuer free writing prospectus or any other prospectus relating to the Securities or any such amendment or supplement, in reliance upon and in conformity with written information furnished to the Issuer or the Manager by you expressly for use therein; and (ii) any losses, claims, damages or liabilities, joint or several, to which the Issuer may become subject arising out of or in connection with a breach by you of the representations contained in Sections 18 and 19.

(c)           Promptly after receipt by an indemnified party under the subsection (a) or (b) of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnified party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

16.          Agent; Notices.  We hereby appoint the Manager as our agent for purposes of delivering and receiving any notices, including any Wire, contemplated or permitted under this Agreement, and any notice delivered by or to the Manager shall be deemed for all purposes to have been delivered by or to the Issuer.  Any notices from the Manager to you shall be deemed to have been duly given if sent by facsimile transmission, personal delivery or registered mail to the address or facsimile number set forth at the foot of this Agreement, or at such other address or facsimile number as you shall have advised the Manager in writing.  Any notice from you to the Manager shall be sent by facsimile transmission, personal delivery or registered mail to:

Barclays Capital Inc.
200 Park Avenue
New York, New York 10166
Attn:       General Counsel

Telephone:            212-412-4000
Telecopy:              212-412-6830

with a copy to:

Barclays Bank PLC
200 Park Avenue
New York, New York 10166
Attn:       General Counsel

Telephone:            212-412-4000
Telecopy:              212-412-1825

(or to such other address or facsimile number as you shall be notified by the Manager).

17.          FINRA Matters.  You represent and agree that you are now and shall remain for so long as you are a party to this Agreement, a member in good standing of the FINRA.  You agree that in making sales of Securities you will comply with all applicable rules of the FINRA, including Conduct Rules 2420, 2730, 2740, 2750 and 2790.

18.          Suitability Requirements and Other Customer Conduct Rules.  You agree that, in connection with any offering of Securities, you are responsible for, and maintain and enforce policies designed to ensure compliance with, NASD Conduct Rule 2310, FINRA Rules 2350, 2351, 2352, 2353, 2354, 2355, 2356, 2357, 2358 and 2359, if applicable, Rule 405 of the New York Stock Exchange, if applicable, and all other federal, state or local laws, rules or regulations (or rules of any self-regulatory organization) relating to the suitability of the Securities for purchase by any person to whom you sell or recommend Securities.  In complying with NASD Conduct Rule 2310, prior to recommending the purchase of any Securities, you shall have reasonable grounds for believing that the recommendation is suitable for the person to whom it is made upon the basis of facts disclosed to you by such person as to his or her other security holdings and as to his or her financial situation and needs.  Prior to executing the purchase of Securities recommended to any non-institutional customer, you shall obtain information regarding: (1) the customer’s financial status; (2) the customer’s tax status; (3) the customer’s investment objective; and, (4) any additional information used or considered to be reasonable by you in making such recommendations to the customer. In complying with FINRA Rule 2353, prior to recommending the purchase of any Warrants, you shall have reasonable grounds to believe upon the basis of information furnished by such customer after reasonable inquiry by you concerning the customer’s investment objectives, financial situation and needs, and any other information known by you, that the recommended transaction is not unsuitable for such customer. In complying with FINRA Rule 2352, prior to accepting an order from a customer to purchase any Warrant that is the subject of an options disclosure document, or approving the customer’s account for the trading of such Warrant, you shall have furnished to the customer the appropriate options disclosure document(s) and the customer’s account has been approved for options trading in accordance with the provisions of FINRA Rule 2360(b)(16) (B) through (D). You further agree that you are familiar with NASD Notice-to-Members 05-59 concerning FINRA members’ obligations when selling structured products and you agree to comply materially with the recommendations therein.  “Non-institutional customer” is defined as a customer that does not qualify as an institutional account under NASD Conduct Rule 3110(c)(4).  If you sell the securities to another dealer, you will do so pursuant to a master selected dealer agreement in which the dealer to whom you are selling the securities agrees to substantially comply with the suitability requirements contained herein.

19.          ERISA.  You agree that, in connection with any offering of Securities, you will not sell Securities to an account, pension, profit-sharing or other employee benefit plan (a “plan”) subject to ERISA or Section 4975 of the Internal Revenue Code (the “Code”), if the purchasing, holding or disposing would constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

20.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Philippe El-Asmar
Name: Philippe El-Asmar
Title: Managing Director

Agreed: March 9, 2009

UBS FINANCIAL SERVICES INC.

By:	/s/ Eric Glicksman	By:	/s/ Jorge Ramirez
	Name: Eric Glicksman		Name: Jorge Ramirez
	Title: Managing Director		Title: Executive Director

(If person signing is not an officer or a managing director, please attach instrument of authorization)		(If person signing is not an officer or a managing director, please attach instrument of authorization)

Address:	Address:

Telephone:	Telephone:

Facsimile:	Facsimile:

SCHEDULE I

Form Opinion of Sullivan & Cromwell